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                                                                     EXHIBIT 5

                   MILLER, NASH, WIENER, HAGER & CARLSEN LLP
                        ATTORNEYS AND COUNSELORS AT LAW
                           3500 U. S. BANCORP TOWER
                             111 S.W. FIFTH AVENUE
                         PORTLAND, OREGON  97204-3699
                           TELEPHONE (503) 224-5858
                           FACSIMILE (503) 224-0155



                                 July 8, 1996


Barrett Business Services, Inc.
4724 S.W. Macadam Avenue
Portland, Oregon  97201

          Subject:    Registration Statement on Form S-3
                      179,600 Shares of Common Stock

Gentlemen:

          Reference is made to the Registration Statement on Form S-3 ("Registration Statement") to be filed by Barrett Business Services, Inc., a Maryland corporation ("Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 179,600 outstanding shares ("Shares") of the common stock, $.01 par value per share, of the Company to be offered and sold from time to time by the selling stockholders ("Selling Stockholders") referred to therein.

          As counsel for the Company, we are familiar with the actions taken by the stockholders and board of directors of the Company with respect to the authorization and issuance of the Shares. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

          Based on the foregoing, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

          We consent to the use of this opinion in the Registration Statement and in any amendments thereto.

                      Very truly yours,



                      MILLER, NASH, WIENER, HAGER & CARLSEN LLP